UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Abernethy, Claude S., Jr.
   605 2nd Avenue, NE
   Conover, NC  28613
   USA
2. Issuer Name and Ticker or Trading Symbol
   Interstate/Johnson Lane, Inc.
   IJL
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   October 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Senior Vice President, Interstate/Johnson Lane Corporation
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, $.20 par valu|10/24/|Nt.1| |2,666             |A  |$30.0625   |170,265            |D     |N/A                        |
e                          |97    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|10/21/|Nt.2| |1,040             |A  |$17.15     |1,040              |D     |Restricted Stock           |
e                          |97    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|N/A*  |Nt.3| |                  |   |           |1,663              |D     |Restricted Stock           |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|N/A*  |Nt.4| |                  |   |           |13,474             |I     |Held by ESOP               |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|N/A*  |    | |                  |   |           |43,991             |I     |Spouse                     |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|N/A*  |    | |                  |   |           |32,800             |I     |Children                   |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common  Stock, $.20 par val|10/23/|Nt.5| |7,000             |D  |$29.75     |13,676             |I     |Maye M. Abernethy Trust    |
ue                         |97    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|10/24/|    | |176               |D  |$29.75     |13,500             |I     |Maye M. Abernethy Trust    |
e                          |97    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|10/27/|    | |13,500            |D  |$27.00     |0                  |I     |Maye M. Abernethy Trust    |
e                          |97    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
Nt.1-2,666 shares of restricted stock issued 10/24/95 with 2-year vesting period, contingent upon continuous employment with
Issuer.
Nt.2-Cash compensation deferred during fiscal year 9/30/96, used to purchase 1,040 shares from the Issuer at $17.15 per shares-restricted 2 years.
Nt.3-Vested portion in Issuer's benefit plans and does not include shares accrued since 9/30/96.
Nt.4-Cash compensation deferred during fiscal year 9/30/95, used to purchase 1,663 shares from the Issuer at $9.27 per share-restricted 2 years.
Nt.5-Hold as Trustee for Maye M. Abernethy
Trust.